Exhibit 99.1

Jaco Electronics Reports Fiscal 2008 Fourth Quarter and Year-End Operating Results

HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Jaco Electronics, Inc. (Nasdaq: JACO), a global distributor and integrator of electronic components and customized flat panel display solutions (FPD), and a provider of value-added logistics services, today reported fiscal 2008 fourth quarter and year-end results for the periods ended June 30, 2008, summarized below.

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Summary of Fiscal 2008 Fourth Quarter and Twelve Months Results

($ in thousands, except per-share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Net sales	$50,841	$ 54,734	$193,719	$ 240,232
Gross profit	8,166	8,772	31,447	33,725
Selling, general and administrative expenses	7,588	7,727	29,913	30,850
Operating (loss) profit (1)	(7,922)	1,045	(6,966)	2,875
Interest expense	465	659	2,119	2,789
Net loss (1)	$(8,399)	$ (2,775)	$(9,136)	$ (3,121)
Diluted loss per share (1)	$(1.34)	$ (0.44)	$(1.45)	$ (0.49)
(1)	The operating loss, net loss and diluted loss per share for the three and twelve month periods ended June 30, 2008, reflect a non-cash impairment charge to goodwill of $8.5 million related to a reduction of the carrying value of Jaco's Interface Electronics Corp. (IEC) reporting unit. Without the effect of the goodwill impairment charge, the Company recorded adjusted net income of $0.1 million and an adjusted net loss of $0.6 million for the three and twelve month periods ended June 30, 2008, respectively. Without the effect of the goodwill impairment charge, adjusted diluted net income per share was $0.02 for the three month period ended June 30, 2008 and adjusted diluted net loss per share was $0.10 for the twelve month period ended June 30, 2008 (see reconciliation schedule at the end of this release).

In the three and twelve month periods ended June 30, 2007, Jaco recorded a loss from discontinued operations, net of taxes, of $3.2 million, or $0.50 per diluted share, related to Jaco's former contract manufacturing subsidiary which was divested in 2004. Without the effect of the impairment charge related to the former contract manufacturing subsidiary, the Company recorded adjusted net income of $0.4 million and $0.1 million for the three and twelve-month periods ended June 30, 2007, respectively. Without the effect of the note receivable impairment charge, adjusted diluted net income per share was $0.06 and $0.01 for the three and twelve-month periods ended June 30, 2007, respectively (see reconciliation schedule at the end of this release).

Goodwill Impairment

In accordance with FASB 142, the Company determined that as of June 30, 2008, an impairment existed with respect to the recorded amount of goodwill for its Interface Electronics Corp. (IEC) reporting unit, which focuses on logistics services for Jaco’s global contract manufacturing clients. As a result, during the fiscal 2008 fourth quarter, the Company recorded a non-cash, impairment charge to goodwill of $8.5 million.

Commenting on the operating results, Jaco’s Chairman and Chief Executive Officer Joel Girsky, stated, “The fiscal 2008 fourth quarter results reflect the impact of the overall economic environment and specific industry challenges. However, the continued growth of our flat panel display (FPD) business enabled Jaco to record quarterly sequential improvements in both revenue and gross profit and to return to profitability, excluding the non-cash impairment charge recorded against goodwill.

“We closed the fiscal year with a strong fourth quarter, as FPD sales grew 49% quarter-over-quarter to $23.5 million. As previously disclosed, we received an order to manufacture approximately 4,500 optical scan voting machines for use throughout New York State and we began shipping units to our customer during the fiscal fourth quarter. Voting machine shipments contributed to the rise in FPD sales and the quarterly sequential increase in total net sales. We completed shipments of the voting machines during the fiscal 2009 first quarter.

“Gross profit was $8.2 million for the fiscal fourth quarter, or a 16.1% margin, in-line with the fiscal 2007 fourth quarter margin. SG&A was $7.6 million, down 2% versus the prior year quarter. Interest expense declined 29% to $0.5 million during the quarter as a result of a reduction in borrowing rates on the Company’s credit facility.”

The reported net loss for the fiscal fourth quarter was $8.4 million, or $1.34 per diluted share. Without the impact of the goodwill impairment charge, Jaco would have reported a net profit of approximately $0.1 million, or diluted income per share of $0.02 for the three-month period ended June 30, 2008.

Mr. Girsky, added, “Our long-term focus on growing Jaco’s FPD business resulted in a net sales increase of our FPD product of 22% to $72.6 million in fiscal 2008. For the full fiscal year, the FPD operations represented over 37% of total net sales, marking the first time Jaco’s FPD segment accounted for the largest portion of the Company’s total net sales.

“We are encouraged by the continued strong performance of our FPD product group and believe Jaco has become a diversified, value-added service leader. We intend to continue to invest in our FPD capabilities where prudent.”

About Jaco Electronics

Jaco is a leading distributor of electronic components to industrial OEMs and contract manufacturers. Jaco distributes products such as semiconductors, capacitors, resistors, electromechanical devices, flat panel displays (FPD) and power supplies, which are used in the manufacture and assembly of electronic products, including: telecommunications equipment, computers and office equipment, medical devices and instrumentation, industrial equipment and controls, military/aerospace systems and automotive and consumer electronics. Jaco has two distribution centers, a warehouse in Singapore and 15 strategically located sales offices throughout the United States. The Company operates an in-house FPD integration center housing its engineering and manufacturing staff and operations. The integration center enhances Jaco’s ability to provide customers with unique value-added display solutions and a “one-stop” source for their FPD supply and integration requirements. In addition to customized FPD solutions, Jaco provides a variety of value-added services including automated inventory management services and assembling stock items for customers into pre-packaged kits.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release provides historical information and includes forward-looking statements. Although we believe that the expectations in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while considered reasonable by our management, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by us of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. We caution that, among others, the factors below, which are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended, and in our other filings with the Securities and Exchange Commission, could cause our results to differ materially from those stated in the forward-looking statements. These factors include (i) the highly cyclical nature of our industry and the adverse impact of downturns in our industry; (ii) our dependence on a limited number of suppliers for the products we distribute and most of our distribution agreements are cancelable upon short notice; (iii) the market for our products is very competitive and our industry is subject to rapid technological change; (iv) our dependence on individual purchase orders and absence of long-term supply agreements exposes us to customer cancellations, reductions or delays; (v) our substantial leverage and debt service obligations; (vi) a significant and growing portion of our business is in non-U.S. locations, particularly Asia, and failure to expand in Asia could adversely affect our sales while our dependence on foreign manufacturers exposes us generally to political and economic risks; (vii) volatility in the pricing of electronic components; (viii) disruptions in transportation of our products by third party carriers; (ix) potential warranty and/or product liability risks inherent in the products we sell; and (x) our dependence on the continued service of key members of our management and technical personnel.

JACO ELECTRONICS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations ($ in thousands, except per share amounts)

	Twelve months ended		Twelve months ended
	June 30,		June 30,
	(unaudited)		(audited)
	2008*	2007*	2008 *	2007*
Net sales	$50,841	$54,734	$193,719	$240,232
Gross profit	8,166	8,772	31,447	33,725
Selling, general & administrative expenses	7,588	7,727	29,913	30,850
Impairment of goodwill	8,500	-	8,500	-
Operating (loss) profit	(7,922)	1,045	(6,966)	2,875
Interest expense	465	659	2,119	2,789
(Loss) income from continuing
operations, before taxes	(8,387)	386	(9,085)	86
Income taxes	12	(22)	51	24
Net (loss) income from continuing
operations	(8,399)	408	(9,136)	62

Loss from discontinued operations,
net of taxes	-	(3,183)	-	(3,183)
Net loss	$(8,399)	$(2,775)	$(9,136)	$(3,121)

Per share information:

Diluted net (loss) income per common
share from continuing operations	$(1.34)	$0.06	$(1.45)	$0.01
Diluted loss per common share from
discontinued operations	$-	$(0.50)	$-	$(0.50)
Diluted loss per common share	$(1.34)	$(0.44)	$(1.45)	$(0.49)
Weighted average common shares
outstanding
Basic	6,294,332	6,294,332	6,294,332	6,294,332
Diluted	6,294,332	6,360,216	6,294,332	6,360,216

*  The operating loss, net loss and diluted loss per share for the three and twelve month periods ended June 30, 2008, reflect a non-cash impairment charge to goodwill of $8.5 million related to a reduction of the carrying value of Jaco's Interface Electronics Corp. (IEC) reporting unit. Without the effect of the goodwill impairment charge, the Company recorded adjusted net income of $0.1 million and an adjusted net loss of $0.6 million for the three and twelve month periods ended June 30, 2008, respectively. Without the effect of the goodwill impairment charge, adjusted diluted net income per share was $0.02 for the three month period ended June 30, 2008 and adjusted diluted net loss per share was $0.10 for the twelve month period ended June 30, 2008. In the three and twelve month periods ended June 30, 2007, Jaco recorded a loss from discontinued operations, net of taxes, of $3.2 million, or $0.50 per diluted share, related to Jaco's former contract manufacturing subsidiary which was divested in 2004. Without the effect of the impairment charge related to the former contract manufacturing subsidiary, the Company recorded adjusted net income of $0.4 million and $0.1 million for the three and twelve-month periods ended June 30, 2007, respectively. Without the effect of the note receivable impairment charge, adjusted diluted net income per share was $0.06 and $0.01 for the three and twelve-month periods ended June 30, 2007, respectively (see reconciliation schedule at the end of this release).

Summary Balance Sheet As of June 30, 2008		Supplemental Financial Statistics
Accounts Receivable (net)	$32,591,064	Per Share Price (9/29/08)	$1.25
Inventories (net)	$34,602,641	Book Value Per Share	$3.67

Revolving Credit Facility	$31,374,987
Accounts Payable and Accrued Expenses	$33,399,675
Shareholders’ Equity	$23,100,828

Reconciliation of Fiscal 2008 Fourth Quarter and Twelve Months Net Loss GAAP to Adjusted Net Income (Loss) and Diluted Loss Per Share GAAP to Adjusted Diluted Income (Loss) Per Share

($ in thousands, except per-share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Net loss	$(8,399)	$(2,775)	$(9,136)	$(3,121)
Add back after tax effect of impairment charge and loss from discontinued operations	$8,500	$3,183	$8,500	$3,183
Adjusted net income (loss)	$101	$408	$(636)	$62

Diluted loss per share	$(1.34)	$(0.44)	$(1.45)	$(0.49)
Add back after tax per share effect of impairment charge and loss from discontinued operations	$1.36	$0.50	$1.35	$0.50
Adjusted diluted income (loss) per share	$0.02	$0.06	$(0.10)	$0.01

CONTACT:
Jaco Electronics, Inc.
Jeffrey D. Gash, 631-273-5500
Chief Financial Officer
jgash@jacoelect.com
or
Jaffoni & Collins Incorporated
Joseph N. Jaffoni, Robert L. Rinderman
212-835-8500
jaco@jcir.com